LIFEVANTAGE CORPORATION
WARRANT

NEITHER THIS WARRANT NOR THE SHARES OF STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED WITH THE SEC UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION AFFORDED BY THE SECURITIES ACT AND/OR RULES PROMULGATED BY THE SEC PURSUANT THERETO. NEITHER THIS WARRANT NOR THE SHARES OF STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED OR QUALIFIED (AS THE CASE MAY BE) UNDER THE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES (THE “BLUE SKY LAWS”), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION (AS THE CASE MAY BE) AFFORDED UNDER SUCH SECURITIES LAWS. THIS WARRANT HAS BEEN ACQUIRED FOR THE HOLDER’S OWN ACCOUNT FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW FOR RESALE OR DISTRIBUTION.

Warrant Shares:	[ ]	Effective Date:	, 2009

THIS CERTIFIES THAT, for value received,        (“Holder”) is entitled, subject to the terms and conditions of this Warrant, to purchase from LifeVantage Corporation, a Colorado corporation (“Company”), up to        shares of Common Stock (such shares and all other shares issued or issuable pursuant to this Warrant referred to hereinafter as “Warrant Shares”) at a purchase price of $0.50 per share (the “Exercise Price”).

1. Term. This Warrant is exercisable at the option of the Holder, at any time or from time to time, in whole or in part (but not for a fraction of a share), at any time following the Effective Date and before 5:30 P.M. San Diego, California time on the earlier to occur of (a) the five year anniversary of the Effective Date or (b) (i) the closing of a merger or consolidation of the Company with or into another corporation where the Company is not the surviving corporation, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (ii) the closing of the sale of all or substantially all of the properties and assets of Company, unless the Company’s shareholders of record prior to such acquisition or sale shall hold at least fifty percent (50%) of the voting power of the acquiring or surviving entity immediately after the acquisition or sale (the earlier to occur of (a) or (b), the "Expiration Date ”). At least ten (10) days prior to the occurrence of an event specified in (b) of this Section 1, the Company shall send to Holder notice of such event and that Holder’s rights under this Warrant shall terminate upon the occurrence of such event; provided that if the Company sends such notice less than ten (10) days prior to the occurrence of such event, Holder’s right to exercise this Warrant shall be extended for a period of five (5) days after the date of the notice, after which time Holder’s rights under this Warrant shall terminate.

2. Exercise.

2.1 Payment. Subject to compliance with the terms and conditions of this Warrant and applicable securities laws, this Warrant may be exercised, in whole or in part at any time or from time to time, from and after the Effective Date and on or before the Expiration Date by delivery of:

(a)	a Notice of Exercise duly executed by the Holder to the Company at its principal office,

(b)	this Warrant to the Company at its principal office, and

(c)	payment in cash, by check or by wire transfer of an amount equal to the product obtained by multiplying the number of shares of Warrant Shares being purchased upon such exercise by the then effective Exercise Price.

2.2 Cashless Exercise. In lieu of the payment methods set forth in Section 2.1(c), this Warrant may also be exercised, in whole or in part at any time or from time to time, from and after the one year anniversary of the Effective Date and on or before the Expiration Date, by means of a “cashless exercise” in which Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	the Fair Market Value of one share of Common Stock on the Trading Day immediately preceding the Exercise Date
(B)	=	the Exercise Price of one share of Warrant Shares (as adjusted to the date of such calculation)
(X)	=	the number of Warrant Shares purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being canceled (at the date of such calculation)

If the Holder elects to exercise this Warrant as provided in this Section 2.2, the Holder shall tender this Warrant for the amount being exercised, along with a Notice of Exercise duly executed by the Holder, to the Company at its then principal office, and the Company shall issue to the Holder the number of Warrant Shares computed using the formula above. Notwithstanding anything to the contrary herein, this Warrant may not be exercised on a cashless exercise basis if a registration statement registering the resale of the Warrant Shares issuable upon such exercise is effective as of the Exercise Date.

2.3 Stock Certificates; Fractional Shares. As soon as practicable on or after any date of exercise of this Warrant pursuant to this Section 2, the Company shall issue and deliver to Holder a certificate or certificates for the number of whole shares of Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share equal to such fraction of the current Fair Market Value of one whole share of Warrant Shares as of the date of exercise of this Warrant. No fractional shares or scrip representing fractional shares shall be issued upon an exercise of this Warrant.

2.4 Partial Exercise; Effective Date of Exercise. In case of any partial exercise of this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the shares of Warrant Shares purchasable hereunder. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above. Holder shall be treated for all purposes as the holder of record of the Warrant Shares to which it is entitled upon exercise of this Warrant as of the close of business on the date the Holder is deemed to have exercised this Warrant.

2.5 Exercise Price Adjustment. The Exercise Price in effect at any time and the number of Warrant Shares purchased upon the exercise of this Warrant shall be subject to adjustment from time to time only upon the happening of the following events:

(a) Stock Dividends and Stock Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 2.5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Subsequent Equity Sales. Other than in respect of an Exempt Issuance, if, at any time while this Warrant is outstanding, the Company sells any shares of Common Stock or sells any option or right entitling any Person to acquire shares of Common Stock at a price per share that is lower than $0.20 (as adjusted for any events described in Section 2.5(a)) (such lower price, the “Base Exercise Price”), then the Exercise Price shall be reduced to equal the product of (i) the then current Exercise Price multiplied by (ii) the quotient obtained by dividing the Base Exercise Price by 0.20 (as adjusted for any events described in Section 2.5(a)). Notwithstanding anything to the contrary in this Section 2.5(b), in no event shall the Exercise Price be reduced to less than $0.25 (as adjusted for any events described in Section 2.5(a)) as a result of any adjustment to the Exercise Price pursuant to this Section 2.5(b).

(c) Calculations. All calculations under this Section 2.5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2.5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(d) Notice to the Holder of Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 2.5, the Company shall promptly deliver to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

3. Valid Issuance; Taxes. All shares of Warrant Shares issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable; provided that Holder shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof. The Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for shares of Warrant Shares in any name other than that of the Holder, and in such case the Company shall not be required to issue or deliver any stock certificate or security until such tax or other charge has been paid, or it has been established to the Company’s satisfaction that no tax or other charge is due.

4. Restrictions On Transfer. This Warrant and the Warrant Shares are subject to transfer restrictions as set forth in the Purchase Agreement. The Holder, by acceptance hereof, agrees that, it shall not Transfer any or all of this Warrant or Warrant Shares, as the case may be, except in compliance with the provisions set forth in the Purchase Agreement.

5. Definitions: For the purposes hereof, (i) capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement dated             , 2009 by and among the Company and the purchasers signatory thereto (the "Purchase Agreement”) and (ii) in addition to the terms defined elsewhere in this Warrant, the following terms shall have the following meanings:

"Effective Date” means the date first set forth above.

"Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of or consultants to the Company pursuant to any stock or option plan adopted by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose; (b) securities upon the conversion of the Debentures and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof; (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested members of the Board of Directors, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or as consideration for an asset, in either case, in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; and (d) securities authorized for issuance by a majority of the disinterested members of the Board of Directors, provided that the number of shares of Common Stock so authorized for issuance or issuable upon conversion, exercise or exchange of any security so authorized for issuance in such issuance, together with the number of shares of Common Stock issued or issuable upon conversion, exercise or exchange of any security previously issued by the Company pursuant to this clause (d), in the aggregate, does not exceed 0.5% of the Fully-Diluted Outstanding Common Stock as of the date of the securities are issued.

"Exercise Date” means, in the case of an exercise pursuant to Section 2.1, the date on which the aggregate Exercise Price is received by the Company, together with delivery of the Notice of Exercise and this Warrant, in accordance with Section 2.1, and, in the case of an exercise pursuant to Section 2.2, the date on which the Notice of Exercise and this Warrant are delivered to the Company in accordance with Section 2.2.

"Fair Market Value” of a share of Common Stock as of a particular date means:

(a)	If the Common Stock is then listed or quoted on a Trading Market, the Fair Market Value shall be deemed to be the average of the closing price of the Common Stock on such Trading Market over the 10 Trading Days ending on the Trading Day immediately prior to the Exercise Date;

(b)	If the Common Stock is not then quoted or listed on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; and

(c)	If the Common Stock is not then quoted or listed on a Trading Market and if prices for the Common Stock are not then reported in the “Pink Sheets,” the Fair Market Value shall be the value thereof, as agreed upon by the Company and the Holder; provided, however, that if the Company and the Holder cannot agree on such value, such value shall be determined by an independent valuation firm experienced in valuing businesses such as the Company and jointly selected in good faith by the Company and the Holder. Fees and expenses of the valuation firms shall be paid equally by the Company and the Holder.

"Fully-Diluted Outstanding Common Stock” means, as of a particular date, the sum of (a) the then issued and outstanding shares of Common Stock and (b) the shares of Common Stock then issuable pursuant to outstanding securities of the Company that entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or securities that are themselves convertible into or exercisable or exchangeable for Common Stock.

"Notice of Exercise” means the form of notice of exercise attached hereto as Exhibit A.

"Trading Day” means a day on which the principal Trading Market is open for trading.

"Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

"Transfer” means any sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process).

"Warrant” means this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.

6. Miscellaneous.

6.1 Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by facsimile to the facsimile number of the Company set forth on the signature page hereof, or sent by a nationally recognized overnight courier service addressed to the Company at the address set forth above, or such other facsimile number or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 6.1. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to the Holder at the facsimile number or address of the Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of the Holder as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (Pacific time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

6.2 Lost or Mutilated Warrant. If this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Warrant, or in lieu of or in substitution for a lost, stolen or destroyed Warrant, a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant, but only upon receipt of an affidavit and indemnity agreement from the Holder and evidence of such loss, theft or destruction of this Warrant, and of the ownership hereof, in each case, reasonably satisfactory to the Company.

6.3 Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Warrant shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Warrant. The failure of the Company or the Holder to insist upon strict adherence to any term of this Warrant on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Warrant on any other occasion. Any waiver by the Company or the Holder must be in writing.

6.4 Severability. If any provision of this Warrant is invalid, illegal or unenforceable, the balance of this Warrant shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

6.5 Headings. The headings contained herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

6.6 Amendments. This Warrant may be modified or amended or the provisions hereof waived with the prior written consent of the Company and the Holder.

6.7 Saturdays, Sundays and Holidays. If the Expiration Date falls on any day that is not a Trading Day, the Expiration Date shall automatically be extended until 5:30 P.M. the next Trading Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned duly authorized representative of the Company has executed this Warrant as of the day and date first written above.

LifeVantage Corporation

By:

Agreed and Accepted:

Holder:

EXHIBIT A
NOTICE OF EXERCISE
(To be executed upon exercise of Warrant)

TO: LIFEVANTAGE CORPORATION

1.	The undersigned hereby elects to purchase Warrant Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any. If said number of Warrant Shares shall not be all the Warrant Shares purchasable under the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of the shares purchasable thereunder rounded up to the next higher whole number of shares.

2.	Payment shall take the form of (check applicable box):

[ ] in lawful money of the United States; or

[ ] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 2.2, to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 2.2.

Date:	Holder

By:
Its: